                              INVESTMENT AGREEMENT
                                     between
                      LEXINGTON CORPORATE PROPERTIES, INC.
                                       and
                      FIVE ARROWS REALTY SECURITIES L.L.C.
                             ----------------------
                          Dated as of December 31, 1996
                             ----------------------

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----

ARTICLE 1  DEFINED TERMS...............................................................................  1
              Section 1.1      Defined Terms...........................................................  1
              Section 1.2      Terms Defined Herein....................................................  7

ARTICLE 2  SALE AND PURCHASE OF PREFERRED SHARES.......................................................  7
              Section 2.1      Sale of Preferred Shares................................................  7
              Section 2.2      Payment for the Preferred Shares........................................  8
              Section 2.3      Transfer Taxes..........................................................  8

ARTICLE 3  CLOSINGS....................................................................................  8
              Section 3.1      Closings................................................................  8
              Section 3.2      Closing Dates...........................................................  8
              Section 3.3      Cancellation of Subsequent
                               Closings................................................................  9
              Section 3.4      Availability Fee........................................................  9

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................... 10
              Section 4.1      Due Incorporation and Status of the
                               Company................................................................. 10
              Section 4.1.1    Due Incorporation....................................................... 10
              Section 4.1.2    REIT Status............................................................. 11
              Section 4.2      Authority............................................................... 11
              Section 4.3      Valid Agreement of the Company.......................................... 11
              Section 4.4      No Default.............................................................. 11
              Section 4.5      No Required Consents.................................................... 12
              Section 4.6      Reservation of Shares .................................................. 12
              Section 4.7      Validity of Preferred Shares............................................ 12
              Section 4.8      Transferability......................................................... 12
              Section 4.9      Disclosure.............................................................. 13
              Section 4.9.1    No Misstatement or Omission............................................. 13
              Section 4.9.2    Financial Statements.................................................... 13
              Section 4.9.3    Subsequent Events....................................................... 13
              Section 4.10     Capitalization.......................................................... 14
              Section 4.11     Litigation.............................................................. 14
              Section 4.12     ERISA................................................................... 15
              Section 4.13     Environmental Matters................................................... 15
              Section 4.14     Investment Company...................................................... 16
              Section 4.15     Taxes................................................................... 16
              Section 4.16     Insurance............................................................... 17
              Section 4.17     Affiliated Transactions................................................. 17
              Section 4.18     Liabilities............................................................. 17
              Section 4.19     Limited Waiver of Ownership
                               Limitations............................................................. 18
              Section 4.20     No Event of Default..................................................... 18
              Section 4.21     No Brokers.............................................................. 18

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.............................................. 19

              Section 5.1      Organization............................................................ 19
              Section 5.2      Accredited Investor..................................................... 19
              Section 5.3      Valid Agreements of the Investor........................................ 19
              Section 5.4      No Default.............................................................. 19
              Section 5.5      Opportunity for Inquiry................................................. 19
              Section 5.6      Materials............................................................... 20
              Section 5.7      Knowledge and Experience................................................ 20
              Section 5.8      No Brokers.............................................................. 20
              Section 5.9      Investment Company...................................................... 20

ARTICLE 6  COVENANTS AND UNDERTAKINGS.................................................................. 20
              Section 6.1      Closings................................................................ 20
              Section 6.2      Expenses of Rothschild Realty Inc....................................... 20
              Section 6.3      Fees and Expenses of Schulte Roth &
                               Zabel LLP............................................................... 21

ARTICLE 7  CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
              INVESTOR TO CLOSE........................................................................ 21
              Section 7.1      Representations and Covenants........................................... 21
              Section 7.2      Good Standing Certificates.............................................. 22
              Section 7.3      Governmental Permits and
                               Approvals............................................................... 22
              Section 7.4      Legislation............................................................. 22
              Section 7.5      Legal Proceedings....................................................... 22
              Section 7.6      Third Party Consents.................................................... 23
              Section 7.7      Stock Certificates...................................................... 23
              Section 7.8      Approval of Counsel to the
                               Investor................................................................ 23
              Section 7.9      Appointment of Director................................................. 23
              Section 7.10     Certificate of Designation.............................................. 23
              Section 7.11     Operating Agreement..................................................... 23
              Section 7.12     Agreement and Waiver.................................................... 24
              Section 7.13     Opinion of Counsel...................................................... 24
              Section 7.14     Expenses of Rothschild Realty Inc....................................... 24
              Section 7.15     Fees and Expenses of Schulte Roth &
                               Zabel LLP............................................................... 24

ARTICLE 8  CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
              COMPANY TO CLOSE......................................................................... 24
              Section 8.1      Representations and Covenants........................................... 24
              Section 8.2      Governmental Permits and
                               Approvals............................................................... 25
              Section 8.3      Legal Proceedings....................................................... 25
              Section 8.4      Third Party Consents.................................................... 25
              Section 8.5      Purchase Price.......................................................... 25
              Section 8.6      Approval of Counsel to the
                               Company................................................................. 25
              Section 8.7      Opinion of Counsel...................................................... 25

ARTICLE 9  ASSIGNMENT.................................................................................. 25
              Section 9.1      Assignability by Investor............................................... 25

              Section 9.2      Assignability by the Company............................................ 26
              Section 9.3      Binding Agreement....................................................... 26

ARTICLE 10  MISCELLANEOUS.............................................................................. 26
              Section 10.1     Applicable Law.......................................................... 26
              Section 10.2     Notices................................................................. 26
              Section 10.3     Entire Agreement; Amendments............................................ 27
              Section 10.4     Remedies for Breaches of This
                               Agreement............................................................... 27
              Section 10.4.1   Survival of Certain Provisions.......................................... 27
              Section 10.4.2   Indemnification Provisions for Benefit
                               of the Investor......................................................... 27
              Section 10.4.3   Matters Involving Third Parties......................................... 27
              Section 10.5     Confidentiality......................................................... 29
              Section 10.6     Lock-Up................................................................. 30
              Section 10.7     Termination............................................................. 30
              Section 10.8     Counterparts............................................................ 30

                              INVESTMENT AGREEMENT


                      INVESTMENT AGREEMENT dated as of December 31, 1996 between Lexington Corporate Properties, Inc., a corporation organized under the laws of the State of Maryland (the "Company"), and Five Arrows Realty Securities L.L.C., a limited liability company organized under the laws of the State of Delaware (the "Investor").

                      WHEREAS, the Company wishes to issue the Preferred
Shares (as defined herein) to the Investor, and the Investor wishes to purchase, acquire and accept the Preferred Shares from the Company (the "Investment").

                      NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                      ARTICLE 1 DEFINED TERMS.

                      Section 1.1 Defined Terms. The following terms shall, unless the context otherwise requires, have the meanings set forth in this
Section 1.1.

                      "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and disbursements.

                      "Affiliate" means, with respect to any Person, (a) any member of the Immediate Family of such Person or a trust established for the benefit of such member, (b) any beneficiary of a trust described in (a), (c) any Entity which, directly or indirectly though one or more intermediaries, is deemed to be the beneficial owner of 10% or more of the voting equity of the Person for the purposes of Section 13(d) of the Exchange Act, (d) any officer of the Person or any member of the Board of Directors of the Person or (e) any Entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, including such Person or Persons referred to in the preceding clauses (a) or
(d); provided, however, that none of the Investor, Rothschild Realty Inc. or their respective Affiliates nor any of their respective officers, directors, partners, members or Affiliates nor any Preferred Director (as such term is defined in the Certificate of Designation) shall be considered an Affiliate of the Company or its Subsidiaries for purposes of this Agreement.

                      "Agreement" means this Investment Agreement, as originally executed and as hereafter from time to time supplemented, amended and restated.

                      "Agreement and Waiver" means the Agreement and Waiver, dated as of the date of the first Closing, between the Company and the Investor.

                      "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA that is subject to Title IV of ERISA (other than a Multiemployer Plan) and in respect of which the Company or any ERISA Affiliate is or within the immediately preceding six (6) years was an "employer" as defined in Section 3(5) of ERISA.

                      "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day in which banking institutions in New York City are authorized or obligated by law or executive order to close.

                      "Certificate of Designation" means the Articles Supplementary classifying 2,000,000 shares of preferred stock as Class A Senior Cumulative Convertible Preferred Stock of the Company and 2,000,000 shares of excess stock, par value $.01 per share, as Excess Class A Preferred Stock of the Company, in the form of Exhibit A attached hereto.

                      "Charter" means the Articles of Amendment and Restatement of the Company as currently in effect.

                      "Code" means the Internal Revenue Code of 1986, as amended from time to time or any successor statute thereto.

                      "Common Stock" means the shares of the common stock, par value $.01 per share, of the Company.

                      "Confidential Information" means the identity of the Company in the context of the Investment, the existence and contents of discussions regarding the Investment and information concerning the assets, operations, business, records, projections and prospects of the Company; provided, however, that the term "Confidential Information" does not include information that (i) is or becomes available to the public other than as a result of disclosure by any of the

Investor or Rothschild Realty Inc. or any of their respective representatives,
(ii) was available to the Investor or Rothschild Realty Inc. or was within their respective knowledge on a non-confidential basis prior to its disclosure by the Company to them, (iii) becomes available to the Investor or Rothschild Realty Inc., on a non-confidential basis from a source other than the Company, provided that such source is not known by them to be bound by a confidentiality agreement with the Company or its representative or (iv) is independently developed by the Investor or Rothschild Realty Inc. without reference to the Confidential Information.

                      "Entity" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, cooperative or association.

                      "Environmental Claim" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving material violations of Environmental Laws or Releases of Hazardous Materials.

                      "Environmental Laws" means the Comprehensive
Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

                      "Environmental Liabilities" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, reasonable out-of-pocket expert and consulting fees and reasonable out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any governmental authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases of Hazardous Materials from or onto (i) any assets, properties or businesses presently or formerly owned by the Company, its Subsidiaries or a predecessor in interest, or (ii) any facility which received Hazardous Materials generated by the Company, its Subsidiaries or a predecessor in interest.

                      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                      "ERISA Affiliate" means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Company, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

                      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                      "52-Week Trading High" means, for any date, the highest per share closing price of the Common Stock for the 52-calendar week period immediately preceding such date.

                      "GAAP" means United States Generally Accepted Accounting Principles, as in effect from time to time.

                      "Hazardous Materials" means (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; and (d) asbestos-containing materials.

                      "Immediate Family" means, with respect to any Person, such Person's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, stepchildren, sons-in-law and daughters- in-law.

                      "Lien" means and includes any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, easement or any other encumbrance whatsoever.

                      "Material Adverse Effect," when used with reference to events, acts, failures or omissions to act, or conduct of a specified Person, means that such events, acts, failures or omissions to act, or conduct would have a material adverse effect on (i) the condition (financial or otherwise), earnings, or business affairs of such Person and its consolidated subsidiaries, considered as one enterprise, or (ii) the ability of such Person to perform its obligations under the Operative Instruments.

                      "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA which is, or within the immediately preceding six (6) years was, contributed to by the Company or any ERISA Affiliate.

                      "Operating Agreement" means the Operating Agreement, dated as of the initial Closing Date, between the Company and the Investor, in the form of Exhibit B attached hereto.

                      "Operative Instruments" means this Agreement, the Certificate of Designation, and the Operating Agreement.

                      "Permit" means a permit, license, consent, order or approval by any federal, state or local governmental agency.

                      "Person" means any individual or Entity.

                      "Plan" means an employee benefit plan defined in
Section 3(3) of ERISA in respect of which the Company or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

                      "Preferred Shares" means the shares of the Company designated in the Certificate of Designation as Class A Senior Cumulative Convertible Preferred Stock.

                      "REIT" means a real estate investment trust described in Code Section 856.

                      "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous

Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

                      "Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post- remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

                      "Reportable Event" means any of the events described in
Section 4043(b) of ERISA (other than events for which the notice requirements have been waived).

                      "Representatives" means, with respect to any Person, the directors, officers, employees, Affiliates, representatives (including, but not limited to, financial advisors, attorneys and accountants), agents or potential sources of financing of such person.

                      "SDAT" means the State Department of Assessment and Taxation of Maryland.

                      "SEC" means the Securities and Exchange Commission or any successor regulatory authority responsible for enforcement and oversight of the federal securities laws.

                      "Securities Act" means the Securities Act of 1933, as amended.

                      "Subsidiary" of any Person or Entity means an Entity in which such Person or Entity has the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation or the trustees of a real estate investment trust, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over such Entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust other than a real estate investment trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust.

                      "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Company or any ERISA Affiliate from a Benefit Plan during a plan year in which the Company or any ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on the Company or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; or (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan.

                      Section 1.2 Terms Defined Herein. In addition to the terms defined in Section 1.1 above, the following terms shall, unless the context otherwise requires, have the meanings set forth in this Agreement in the section set forth next to such term.

Defined Term                                                                                       Section
------------                                                                                       -------

accredited investor                                                                                    5.2
Breach                                                                                                4.20
Closing                                                                                                2.1
Excess Stock                                                                                          4.10
Indemnified Party                                                                                   10.4.3
Indemnifying Party                                                                                  10.4.3
Liabilities                                                                                           4.18
NYSE                                                                                                   3.2
1996 10-Qs                                                                                             4.9
1995 10-K                                                                                              4.2
1996 Proxy Statement                                                                                   4.9
Preferred Stock                                                                                       4.10
Purchase Price                                                                                         2.1
Third Party Claim                                                                                   10.4.3

                      ARTICLE 2  SALE AND PURCHASE OF PREFERRED SHARES.

                      Section 2.1 Sale of Preferred Shares. At the closings provided for, and subject in all respects to the terms and conditions set forth, in Article 3 and Section 10.7 hereof (each a "Closing"): (i) the Company shall issue and sell an aggregate of 2,000,000 Preferred Shares to the Investor, and shall deliver to the Investor a stock certificate or certificates representing all of the Preferred Shares, registered in the Investor's or its nominee's name;

and (ii) the Investor shall purchase, acquire and accept such Preferred Shares for $12.50 per share (the "Purchase Price") or an aggregate, if all such 2,000,000 Preferred Shares shall be issued, of approximately twenty-five million dollars ($25,000,000.00).

                      Section 2.2       Payment for the Preferred Shares.

                      At the Closings and in accordance with, and subject to, the provisions set forth in Article 3, the Purchase Price shall be paid by the Investor to the Company in United States dollars by wire transfer of funds immediately available in New York City to such account(s) as the Company shall designate in a written notice delivered to the Investor not less than five (5) Business Days prior to the applicable Closing Date.

                      Section 2.3 Transfer Taxes. The Company shall pay all stock transfer taxes, recording fees and other sales, transfer, use, purchase or similar taxes resulting from the Investment.

                      ARTICLE 3  CLOSINGS.

                      Section 3.1       Closings.  Subject to the provisions
of Section 3.2 and Section 10.7, the Company shall be entitled to designate up to three Closings, the first two of which shall provide, in the Company's discretion, for the sale to the Investor of at least 400,000 Preferred Shares each, and the last of which shall provide for the sale to the Investor of the remaining Preferred Shares, if any. Each Closing of the sale and purchase of the Preferred Shares shall take place at the offices of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York 10022 at 10:00 a.m. New York City time.

                      Section 3.2       Closing Dates.  The first Closing
shall occur on or before January 21, 1996, and each subsequent Closing, if required, shall occur on a date designated by the Company upon not less than ten
(10) Business Days notice to the Investor, or, in either case, at such other time and place as the Company and the Investor mutually agree in writing (each, a "Closing Date"); provided, however, that if the sale of all of the Preferred Shares as provided for herein shall not have occurred before the one year anniversary date of this Agreement, the Closing for such Preferred Shares as shall not have been previously so sold, subject to the provisions of this
Article 3 and Section 10.7, shall occur on such anniversary date; provided, further, that, without reducing the availability fee under Section 3.4, the Company shall not be required to sell and the Investor shall not be required to purchase, that number of Preferred Shares that would cause the Company to violate Section 312 of the New York Stock Exchange ("NYSE") Listed Company Manual.

                      Section 3.3       Cancellation of Subsequent Closings.
In the event that a Change of Control or a Put Event (each as defined in the Certificate of Designation) occurs after any Closing Date, but prior to the sale by the Company to the Investor of all 2,000,000 Preferred Shares to be sold pursuant to this Agreement, and the Investor notifies the Company that it will tender into the Put Offer (as defined in the Certificate of Designation), any further Closings shall be canceled and the Company shall, within ten (10) days after receipt of such notice, pay to the Investor by wire transfer in immediately available funds an amount equal to the product of (i) $0.25, multiplied by (ii) the difference between (x) 2,000,000 and (y) the number of Preferred Shares which the Company has sold to the Investor pursuant to this Agreement prior to the consummation of such Change of Control or occurrence of such Put Event. In the event that a REIT-Put Event (as defined in the Certificate of Designation) occurs after any Closing Date, but prior to the sale by the Company to the Investor of all 2,000,000 Preferred Shares to be sold pursuant to this Agreement, and the Investor notifies the Company that it will tender into the REIT-Put Offer (as defined in the Certificate of Designation), any further Closings shall be canceled and the Company shall, within ten (10) days after receipt of such notice, pay to the Investor by wire transfer in immediately available funds an amount equal to the product of (1) the greater of
(x) $1.25, (y) the product of 0.05 multiplied by the Current Market Price (as defined in the Certificate of Designation) referred to in Section 8(c)(ii) of the Certificate of Designation, and (z) the difference between the 52-Week Trading High and $12.50, multiplied by (2) the difference between (x) 2,000,000 and (y) the number of Preferred Shares which the Company has sold to the Investor pursuant to this Agreement prior to the consummation of such Change of Control or occurrence of such Put Event.

                      Section 3.4       Availability Fee. In the event that
the Company has determined not to sell all 2,000,000 Preferred Shares to the Investor on or prior to April 1, 1997, the Company shall pay, on each of April 1, 1997, May 1, 1997 and June 1, 1997, to the Investor by wire transfer in immediately available funds, an amount equal to the product of (i) 0.0015, multiplied by (ii) the difference between (x) $25,000,000, multiplied by (y) the aggregate Purchase Price paid by the Investor in respect of Preferred Shares which the Company has sold to the Investor pursuant to this Agreement prior to each such date. In the event that the Company has determined not to sell all 2,000,000 Preferred Shares to the Investor on or prior to July 1, 1997, the Company shall pay, on each of July 1, 1997, August 1, 1997 and September 1, 1997, to the Investor by wire transfer in immediately available funds, an amount equal to the product of (i) 0.0025, multiplied by (ii) the difference between (x) $25,000,000 and (y) the aggregate Purchase Price paid by the Investor in respect of Preferred Shares which the Company has sold to the Investor pursuant to this Agreement prior to each such date. In the event that the Company has determined not to sell all 2,000,000 Preferred Shares to the Investor on or prior to October 1, 1997, the Company shall pay, on each of October 1, 1997, November 1, 1997 and December 1, 1997, to the Investor by wire transfer in immediately available funds, an amount equal to the product of (i) 0.0035, multiplied by (ii) the difference between
(x) $25,000,000 and (y) the aggregate Purchase Price paid by the Investor in respect of Preferred Shares which the Company has sold to the Investor pursuant to this Agreement prior to each such date. No availability fee shall be required to be paid on any date after which (i) the Company shall have sold all such 2,000,000 Preferred Shares to the Investor pursuant to this Agreement, (ii) all subsequent Closings have been canceled pursuant to Section 3.3 of this Agreement
(iii) this Agreement shall have been terminated pursuant to Section 10.7, or
(iv) the fee contemplated by Section 8.7 of the Operating Agreement shall have been paid.

                      ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE
COMPANY.

                      The Company hereby represents and warrants to the Investor as follows:

                      Section 4.1       Due Incorporation and Status of the
Company.

                               Section 4.1.1     Due Incorporation.  The Company
and each of its Subsidiaries have been duly incorporated or formed, as the case may be, and are validly existing and in good standing under the laws of their respective states of organization and are qualified or licensed, and in good standing, as a foreign corporation authorized to do business in each other jurisdiction in which their ownership of properties or their conduct of business requires such qualification or licensing, except where the failure to be so qualified or licensed, or in good standing, as a foreign corporation would not have a Material Adverse Effect on the Company.

                               Section 4.1.2     REIT Status.  As of the date
hereof, the Company qualifies as a REIT under the Code and has taken no action or omitted to take any action, the effect of which could reasonably be likely to disqualify the Company as a REIT under the Code.

                      Section 4.2 Authority. The Company has the power and authority to own, lease and operate its properties, directly or indirectly, and to conduct its business as presently conducted and as described in the Annual Report on Form 10-K as filed by the Company under the Exchange Act for the year ended December 31, 1995 (the "1995 10-K").

                      Section 4.3 Valid Agreement of the Company. The execution, delivery and performance of this Agreement, the Agreement and Waiver and the Operating Agreement have each been duly authorized by the Company. This Agreement has been, and the Agreement and Wavier and the Operating Agreement, upon the Closing, will be duly executed and delivered by the Company. This Agreement represents and the Agreement and Waiver and the Operating Agreement, upon the Closing will represent, the valid and binding obligations of the Company, each enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

                      Section 4.4       No Default.  The execution and
delivery of the Operative Instruments by the Company and the performance by the Company of its obligations thereunder do not (or if not yet executed, upon the execution and delivery thereof will not) (a) violate the Charter or By-Laws of the Company; (b) violate or constitute a breach of or default under any mortgage, indenture, loan agreement, promissory note or other material agreement to which the Company or any of its Subsidiaries is a party, or by which any of them is bound, or to which any property of the Company or any of its Subsidiaries is subject; or (c) conflict with or violate any law or any regulation, rule, order or decree of any governmental body, court or administrative agency having jurisdiction over the Company or any of its Subsidiaries or the properties of any of them; except that Preferred Shares representing in excess of 20% of the Company's voting power outstanding at the time of issuance or 20% of the number of shares of Common Stock before such issuance may not be sold to the Investor hereunder without violating Section 312 of the NYSE Listed Company Manual unless the approval of the holders of a majority of the Common Stock is obtained prior thereto.

                      Section 4.5 No Required Consents. The execution and delivery of the Operative Instruments by the Company and the performance by the Company of its obligations thereunder do not legally or contractually require any filing or registration with, or the receipt of any consent by, any governmental or regulatory authority by the Company or its Subsidiaries other than any which have already been obtained or waived.

                      Section 4.6 Reservation of Shares . The Company has duly reserved solely for purposes of issuance upon conversion of the Preferred Shares the shares of Common Stock into which the Preferred Shares may be converted from time to time.

                      Section 4.7 Validity of Preferred Shares. The Company has duly authorized the issuance and delivery of 2,000,000 shares of Preferred Stock pursuant to this Agreement and, upon delivery thereof and receipt by the Company of the Purchase Price therefor, such shares of Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable. The Preferred Shares have the dividend, conversion, voting and other terms set forth in the Certificate of Designation and, to the extent not inconsistent therewith, as set forth in the Charter and By-Laws of the Company and the Maryland General Corporation Law.

                      Section 4.8       Transferability.  Upon the issuance
and sale of the Preferred Shares by the Company to the Investor pursuant to this Agreement, the Preferred Shares shall be fully-registered shares under the Securities Act. Upon such issuance and sale, such Preferred Shares shall be freely transferable by the Investor without the requirement that (i) such Preferred Shares be registered or qualified pursuant to any federal or state securities law or (ii) the Investor comply with the prospectus delivery requirements of the Securities Act; provided, however, that the transfer of such Preferred Shares may be subject to the restrictions on transferability imposed by the Securities Act on "affiliates" or "control persons" (as such terms are defined by the Securities Act). Upon the conversion of the Preferred Shares into shares of Common Stock, pursuant to the provisions of the Certificate of Designation, such shares of Common Stock shall be fully-registered shares under the Securities Act. Upon such conversion, such shares of Common Stock shall be freely transferable by the Investor without the requirement that (i) such shares of Common Stock be registered or qualified pursuant to any federal or state securities law or (ii) the Investor comply with the prospectus delivery requirements of the Securities Act; provided, however, that the transfer of such shares of Common Stock may be subject to the restrictions on transferability imposed by the Securities Act on "affiliates" or "control persons" (as such terms are defined by the Securities
Act).

                               Section 4.9 Disclosure. The Company has
heretofore delivered to the Investor the Proxy Statement relating to its 1996 Annual Meeting of Shareholders (the "1996 Proxy Statement"), the 1995 10-K, and the Quarterly Reports on Form 10-Q as filed by the Company under the Exchange Act for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (the "1996 10-Qs").

                               Section 4.9.1 No Misstatement or Omission. At the
time of filing, the 1996 Proxy Statement, the 1995 10-K and the 1996 10-Qs complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The 1996 Proxy Statement, the 1995 10-K and the 1996 10-Qs do not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                               Section 4.9.2 Financial Statements. The financial
statements, including the notes thereto, and supporting schedules included in the 1995 10-K and the 1996 10-Qs have been prepared in conformity with GAAP applied on a consistent basis (except as otherwise noted therein and except that the quarterly statements are subject to standard year-end adjustments) and present fairly the financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations for the periods shown.

                               Section 4.9.3 Subsequent Events. Since the
respective dates as of which information is given in the 1995 10-K and the 1996 10-Qs, except as otherwise stated therein or in the press releases listed on
Schedule 4.9.3 hereto and other than changes in general economic conditions or industry conditions, there has not been any change in the condition (financial or otherwise) or in the earnings or business affairs of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, which could reasonably be likely to have a Material Adverse Effect on the Company.

                      Section 4.10      Capitalization.  The authorized
capital stock of the Company consists of: (i) 40,000,000 shares of Common Stock;
(ii) 10,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock"); and (iii) 40,000,000 shares of excess stock, par value $.0001 per share (the "Excess Stock"). As of the date hereof, (i) 9,426,900, 0, and 0 shares of the Common Stock, the Preferred Stock and the Excess Stock, respectively, were validly issued and outstanding, fully paid and nonassessable; and (ii) 3,820,443, 0, and 0 shares of the Common Stock, the Preferred Stock and the Excess Stock, respectively, were reserved for issuance as set forth on
Schedule 4.10 hereto. Except as set forth in the preceding sentence of this
Section 4.10 or as set forth on Schedule 4.10 hereto, as of the date hereof there are no other shares of capital stock of the Company outstanding and no other outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance or sale of shares of any capital stock of the Company, and there are no contracts or other agreements by which the Company is or may become bound to issue additional shares of its capital stock or any options, warrants, convertible or exchangeable securities, subscriptions, rights (including preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to such shares.

                      Section 4.11      Litigation.  Except as set forth on
Schedule 4.11 hereto or in the 1995 10-K or the 1996 10-Qs, the Company has not received any written notice of any outstanding judgments, rulings, orders, writs, injunctions, awards or decrees of any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority or arbitral tribunal against or involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or to the knowledge of the Company, threatened with, any litigation or judicial, governmental, regulatory, administrative or arbitration proceeding which, if decided adversely to their respective interests could be reasonably likely to have an adverse effect upon the transactions contemplated hereby or a Material Adverse Effect on the Company.

                      Section 4.12      ERISA.   (i) Each Plan is in
substantial compliance with the applicable provisions of ERISA and the Code,
(ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Benefit Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Plan, including Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service, is complete and correct in all material respects and fairly presents the funding status of such Benefit Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) no Benefit Plan had an accumulated or waived funding deficiency or permitted decreases which would create a deficiency in its funding standard account within the meaning of
Section 412 of the Code at any time during the previous 60 months, and (v) no Lien imposed under the Code or ERISA exists or is likely to arise on account of any Benefit Plan within the meaning of Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, and the Company is not aware of any facts indicating that the Company or any of its ERISA Affiliates may in the future incur any such withdrawal liability. Except as required by Section 4980B of the Code, the Company does not maintain a welfare plan (as defined in Section 3(1) of ERISA) which provides benefits or coverage after a participant's termination of employment. Neither the Company nor any of its ERISA Affiliates has incurred any liability under the Worker Adjustment and Retraining Notification Act. All Plans in existence as of the date hereof are set forth on
Schedule 4.12 hereto.

                      Section 4.13 Environmental Matters. Except as set forth in Schedule 4.13 hereto, to the knowledge of the
Company:

                      (a) The operations and properties of the Company and its Subsidiaries are in material compliance with Environmental Laws;

                      (b) There has been no Release (i) at any assets, properties or businesses currently owned or operated by the Company, any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Company, any of its Subsidiaries or any predecessor in interest, in each case that would result in any Environmental Liabilities affecting the Company;

                      (c) No Environmental Claims have been asserted against the Company, any of its Subsidiaries or any predecessor in interest which is or has been an Affiliate of the Company and neither the Company nor any of its Subsidiaries has notice of any threatened or pending Environmental Claims;

                      (d) No Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by the Company, any of its Subsidiaries or any predecessor in interest which is or has been an Affiliate of the Company;

                      (e) The Company or its predecessors have conducted Phase 1 Environmental Site Assessments on all of the assets, properties and businesses owned or operated by the Company and its Subsidiaries and the Company has delivered to the Investor true and complete copies of all material environmental reports, studies or investigations in their possession regarding any Environmental Liabilities at the assets, properties or businesses of the Company or any of its Subsidiaries; and

                      (f) None of the assets, properties or businesses owned or operated by the Company or any of its Subsidiaries are located in "wetlands" regulated under Environmental Laws and no dredged or fill materials have been placed, discharged or deposited in any wetlands located at any asset, property or business owned or operated by the Company or any of its Subsidiaries except in either case where such was in compliance, in all material respects, with Environmental Laws.

                      Section 4.14 Investment Company. The Company is not, and upon the issuance and sale of the Preferred Shares as herein contemplated will not be, an "investment company" or an Entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

                      Section 4.15 Taxes. The Company has filed all federal, state, local or foreign tax returns that are required to be filed or has duly requested extensions thereof and has paid all taxes required to be paid by it and any related assessments, fines or penalties, except for any such tax, assessment, fine or penalty that is being contested in good faith and by appropriate proceedings or where the failure to make any such filing or payment would not be reasonably expected to have a Material Adverse Effect on the Company; and adequate charges, accruals and reserves have been provided for in the financial statements of the Company in respect of all material federal, state, local and foreign taxes for all periods as to which the tax liability of the Company has not been finally determined or remains open to examination by applicable taxing authorities. The Company is not currently under review by any federal or state taxing authority.

                      Section 4.16 Insurance. The Company carries or is entitled to the benefits of insurance in such amounts and covering such risks as is reasonably sufficient under the circumstances and is consistent with comparable businesses and all such insurance is in full force and effect.

                      Section 4.17 Affiliated Transactions. Except as disclosed in the 1995 10-K, the 1996 10-Qs or the 1996 Proxy Statement or as generally described on Schedule 4.17, Schedule 4.17 sets forth a description of all transactions with, or payments to, any Affiliate in excess of $30,000 in the aggregate (other than reimbursement of expenses and compensation payable to employees or officers or directors' fees payable to the Company's directors). Except as set forth on Schedule 4.17 or as disclosed in the 1995 10-K, the 1996 10-Qs or the 1996 Proxy Statement, neither the Company, nor any officer or director of the Company, nor any of its Subsidiaries, or any Affiliate of any of the foregoing, or, to the knowledge of the Company, any member of the Immediate Family of any of the foregoing: (i) owns, directly or indirectly, any interest in (excepting not more than five (5) percent stock holdings held solely for investment purposes in securities of any Person which are listed on any national securities exchange or regularly traded in the over-the-counter market) or is an owner, sole proprietor, shareholder, partner, director, officer, employee, consultant or agent of any person which is a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries; (ii) owns, directly or indirectly, in whole or in part, any property, patent, trademark, service mark, trade name, copyright, franchise, invention, permit, license or secret or confidential information which the Company or any of its Subsidiaries is using or the use of which is necessary for the business of the Company or any of its Subsidiaries; or (iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries, in each case (i) through (iii) except for those in the ordinary course of business.

                      Section 4.18      Liabilities.  Except as set forth on
Schedule 4.18 or as disclosed in the 1995 10-K, the 1996 10-Qs or the 1996 Proxy Statement and except for obligations which the Company may have under the terms of its leases with tenants, to the knowledge of the Company, the Company and its Subsidiaries, as of the date of this Agreement, do not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency or obligation, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, subordinated or unsubordinated, matured or unmatured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental, regulatory or administrative charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement (collectively, "Liabilities"), that were not adequately reflected or reserved against on the Balance Sheet of the Company (less Liabilities that have been discharged in the ordinary course of business since the date of the Balance Sheet of the Company).

                      Section 4.19      Limited Waiver of Ownership
Limitations. Subject to the terms and conditions set forth in the Agreement and Waiver, the Board of Directors of the Company, acting pursuant to Section subparagraph (a)(9) of Article NINTH of the Charter, has properly voted to exempt the Investor, and has agreed to exempt any successor in interest to the Investor that is an Affiliate of the Investor, from the Ownership Limit imposed by the Charter; provided, however, that such waiver shall not be effective, unless the terms and conditions of the Agreement and Waiver have been satisfied, or to exempt any Person from such ownership limits imposed by the Charter if the ownership of such interest by such Person would cause the Company to fail to qualify as a REIT.

                      Section 4.20 No Event of Default. No event has occurred and is continuing and no condition exists which constitutes a material breach, an event of default, or otherwise gives any other party the rights to accelerate or require payment of any obligation, or with the passage of time would constitute such an event (a "Breach"), under any material agreement or instrument to which the Company or any of its Subsidiaries is a party; provided, however, that to the extent that a Breach exists with respect to an immaterial agreement or instrument, which under a cross-default, cross-acceleration or comparable provision creates a Breach under a material agreement, such Breach shall be deemed to be material for purposes of this Section 4.20.

                      Section 4.21      No Brokers.       In connection with the
Investment, the Company has not retained or become obligated to any broker or finder other than Rothschild Realty Inc.

                      ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF THE
INVESTOR.

                      In order to induce the Company to enter into this Agreement and to consummate the transactions contemplated hereby, the Investor hereby represents and warrants to, and covenants with, the Company as follows:

                      Section 5.1 Organization. The Investor has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.

                      Section 5.2       Accredited Investor.  The Investor is
an "accredited investor," as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                      Section 5.3       Valid Agreements of the Investor.
The Investor has all right, power and authority to enter into this Agreement, the Agreement and Waiver and the Operating Agreement and to consummate the transactions contemplated hereby and thereby. Each of the Operative Instruments to which the Investor is a party has been duly authorized, executed and delivered by the Investor, and constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

                      Section 5.4       No Default.  The execution and
delivery of this Agreement and the Operating Agreement by the Investor and the performance by the Investor of its obligations thereunder do not (or if not yet executed, upon the execution and delivery thereof will not) (a) violate the organizational documents of the Investor; (b) violate or constitute a breach of or default under any mortgage, indenture, loan agreement, promissory note or other agreement to which the Investor is a party, or by which the Investor is bound, or to which any property of the Investor is subject; or (c) conflict with or violate any law or any regulation, rule, order or decree of any governmental body, court or administrative agency having jurisdiction over the Investor or its properties except with respect to clauses (b) and (c) where such conflict, breach, default or violation would not reasonably be expected to have a Material Adverse Effect on the Investor.

                      Section 5.5       Opportunity for Inquiry.  The
Investor has had a reasonable opportunity to ask questions of and to receive answers from representatives of the Company regarding the business, management and financial affairs of the Company; it being understood that no inquiry or investigation shall affect the Investor's ability to rely on any representation or warranty of the Company or the conditions to the obligations of the Investor under this Agreement.

                      Section 5.6 Materials. The Investor acknowledges that all documents, agreements, instruments, records, and books that it has requested pertaining to the Company and its businesses and financial affairs have been made available to the Investor and the Investor's attorneys, accountants and advisors for inspection. The Investor further acknowledges that it has received copies of the 1996 Proxy Statement, the 1995 10-K and the 1996 10-Qs.

                      Section 5.7 Knowledge and Experience. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks involved in connection with the Investment.

                      Section 5.8       No Brokers.       In connection with the
Investment, the Investor has not retained or become obligated to any broker or finder.

                      Section 5.9 Investment Company. The Investor is not, and upon the purchase of the Preferred Shares as herein contemplated, will not be, an "investment company" or an Entity "controlled" by and "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

                      ARTICLE 6  COVENANTS AND UNDERTAKINGS.

                      Section 6.1 Closings. The Company shall use its reasonable best efforts to comply with all conditions precedent to the Closings, including, without limiting the foregoing, causing the Certificate of Designation to have been filed with the SDAT and become effective.

                      Section 6.2       Expenses of Rothschild Realty Inc.
The Company agrees to reimburse Rothschild Realty Inc. at each Closing for its reasonable out-of-pocket expenses incurred in connection with this transaction documented to the reasonable satisfaction of the Company. All such amounts paid pursuant to this Section 6.2 shall be paid by wire transfer of funds immediately available in New York City to such account(s) as Rothschild Realty Inc. shall designate in a written notice delivered to the Company not less than two Business Days prior to the initial Closing Date; provided, however, that the Investor, on behalf of the Company, may directly pay out of the Purchase Price payable hereunder such fees and expenses to Rothschild Realty Inc.; provided, further, that the aggregate of all such expenses including, without limitation, the fees and expenses of Schulte Roth & Zabel LLP provided for in Section 6.3 hereof, shall not exceed $100,000 through the initial Closing Date, $15,000 (plus any amount of the $100,000 remaining) through the second Closing Date, if applicable, and $15,000 (plus any amount of the $100,000 or $15,000 remaining) through the third Closing Date, if applicable.

                      Section 6.3 Fees and Expenses of Schulte Roth & Zabel LLP. Subject to the limitation set forth in Section 6.2, the Company agrees to pay to Schulte Roth & Zabel LLP, counsel to the Investor, at each Closing reasonable fees and expenses in connection with services rendered and expenses incurred in connection with the issuance and sale of Preferred Shares to the Investor. All such amounts paid pursuant to this Section 6.3 shall be paid by wire transfer of funds immediately available in New York City to such account(s) as Schulte Roth & Zabel LLP shall designate in a written notice delivered to the Company not less than two Business Days prior to each Closing Date; provided, however, that the Investor, on behalf of the Company, may directly pay out of the Purchase Price hereunder such fees and expenses to Schulte Roth & Zabel LLP.

                      ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE INVESTOR TO CLOSE.

                      The obligation of the Investor to complete each Closing is subject, at its option, to the fulfillment on or prior to the related Closing Date (unless otherwise provided) the following conditions, any one (1) or more of which may be waived by it in its sole discretion:

                      Section 7.1 Representations and Covenants. The representations and warranties of the Company contained in this Agreement shall be true, complete and accurate in all material respects on and as of the related Closing Date with the same force and effect as though made on and as of the related Closing Date, except for changes contemplated or permitted by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case, such representation and warranty shall be true and correct in all material respects as of such date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the related Closing Date. The Company shall have delivered to the Investor a certificate, dated the related Closing Date and signed by the President and Chief Financial Officer of the Company, to the foregoing effect and stating that all conditions to the Investor's obligations hereunder have been satisfied.

                      Section 7.2       Good Standing Certificates.  The
Company shall have delivered to the Investor: (i) copies of its Charter, including all amendments thereto, certified by the SDAT; (ii) a certificate from the SDAT to the effect that the Company is in good standing and subsisting in such jurisdiction and listing all charter documents of the Company on file in such state; (iii) a certificate from the Secretary of State or other appropriate official in each State in which the Company is qualified to do business to the effect that the Company is in good standing in such State; and (iv) a certificate as to the Tax status of the Company from the appropriate official in Maryland and each State in which the Company is qualified to do business, in each case, dated as of a date within reasonable proximity to the related Closing Date.

                      Section 7.3       Governmental Permits and Approvals.
Any and all Permits necessary for the consummation of the transactions contemplated hereby shall have been obtained and a copy thereof shall have been delivered to the Investor.

                      Section 7.4       Legislation.  No legislation shall
have been proposed or enacted, and no statute, law, ordinance, code, rule or regulation shall have been adopted, revised or interpreted, by any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority, which would require, upon or as a condition to the acquisition of the Preferred Shares by the Investor, the divestiture or cessation of the conduct of any business presently conducted by the Company, on the one hand, or by the Investor, on the other hand, or which, in the good faith judgment of the Investor, may, individually or in the aggregate, have a Material Adverse Effect on it or on the Company in the event that the transactions contemplated hereby are consummated.

                      Section 7.5 Legal Proceedings. No suit, action, claim, proceeding or investigation shall have been instituted or threatened by or before any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority seeking to restrain, prohibit or invalidate the issuance or sale of the Preferred Shares to the Investor hereunder or the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions.

                      Section 7.6 Third Party Consents. All consents, waivers, licenses, variances, exemptions, franchises, permits, approvals and authorizations from parties to any contracts and other agreements (including any amendments and modifications thereto) with the Company which may be required in connection with the performance by the Company of its obligations under this Agreement or to assure such contracts and other agreements continue in full force and effect after the consummation of the transactions contemplated hereby (without any Breach by the Company or any of its Subsidiaries) shall have been obtained.

                      Section 7.7 Stock Certificates. The Company shall have delivered to the Investor the stock certificate or certificates representing the Preferred Shares to be purchased on such Closing Date in accordance with Section 3.1 hereof, registered in the Investor's or it's nominee's name.

                      Section 7.8       Approval of Counsel to the Investor.
The Company shall furnish to counsel for the Investor such certificates and documents as may reasonably be requested by counsel to the Investor to enable such counsel to pass on or evaluate the satisfaction of the conditions set forth in this Article 7. All actions and proceedings hereunder and all documents and other papers required to be delivered by the Company hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been reasonably approved by Schulte Roth & Zabel LLP, counsel to the Investor, as to their form and substance.

                      Section 7.9 Appointment of Director. Prior to or concurrent with the initial Closing, the nominee designated by the Investor as a director of the Company shall have been elected and qualified to become a member of the Board of Directors of the Company, and prior to and concurrent with any second Closing or third Closing, the nominee designated by the Investor as a director of the Company shall be continuing to serve as a member of the Board of Directors of the Company.

                      Section 7.10 Certificate of Designation. The Certificate of Designation shall be effective.

                      Section 7.11 Operating Agreement. The Company shall have executed and delivered to the Investor the Operating Agreement.

                      Section 7.12      Agreement and Waiver.   The Company
shall have executed and delivered to the Investor the Agreement and Waiver.

                      Section 7.13      Opinion of Counsel.  The Investor
shall have received favorable opinion letters from Paul Hastings, Janofsky & Walker LLP and Piper & Marbury to the effect of the matters contained in Sections 4.1.1, 4.1.2, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, the first sentence of
4.10, 4.11, 4.14, and 4.19 hereof.

                      Section 7.14 Expenses of Rothschild Realty Inc. Rothschild Realty Inc. shall have been reimbursed for the expenses to be paid by the Company as described under Section
6.2.

                      Section 7.15 Fees and Expenses of Schulte Roth & Zabel LLP. Schulte Roth & Zabel LLP shall have received the fees and disbursements to be paid by the Company as described under Section 6.3.

                      ARTICLE 8 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE.

                      The obligation of the Company to complete each Closing is subject, at its option, to the fulfillment on or prior to the related Closing Date of the following conditions, any one (1) or more of which may be waived it in its sole discretion:

                      Section 8.1 Representations and Covenants. The representations and warranties of the Investor contained in this Agreement shall be true, complete and accurate in all material respects on and as of the related Closing Date with the same force and effect as though made on and as of the related Closing Date, except for changes contemplated or permitted by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate in all material respects as of such date. The Investor shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the related Closing Date. The Investor shall have delivered to the Company a certificate, dated the related Closing Date and signed by an officer of the Investor to the foregoing effect and stating that all conditions to the Company's obligations hereunder have been satisfied.

                      Section 8.2 Governmental Permits and Approvals. Any and all Permits necessary for the consummation of the transactions contemplated hereby shall have been obtained.

                      Section 8.3 Legal Proceedings. No suit, action, claim, proceeding or investigation shall have been instituted or threatened before any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority seeking to restrain, prohibit or invalidate the sale of the Preferred Shares to the Investor hereunder or the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions.

                      Section 8.4 Third Party Consents. All consents, waivers, licenses, variances, exemptions, franchises, permits, approvals and authorizations from parties to any contracts and other agreements (including any amendments and modifications thereto) with the Investor which may be required in connection with the performance by the Investor of its obligations under this Agreement shall have been obtained.

                      Section 8.5 Purchase Price. The Investor shall have tendered payment for the Preferred Shares in the amount and in the manner specified in Section 3.1 hereof.

                      Section 8.6       Approval of Counsel to the Company.
The Investor shall furnish to counsel for the Company such certificates and documents as may reasonably be requested by counsel to the Company to enable such counsel to pass on or evaluate the satisfaction of the conditions set forth in this Article 8. All actions and proceedings hereunder and all documents or other papers required to be delivered by the Investor hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be subject to the reasonable approval of Paul Hastings, Janofsky & Walker LLP counsel to the Company, as to their form and substance.

                      Section 8.7       Opinion of Counsel.  The Company
shall have received a favorable opinion letter from Schulte Roth & Zabel LLP to the effect of the matters contained in Section 5.1, 5.3, 5.4(a) and 5.9 hereof.

                      ARTICLE 9  ASSIGNMENT.

                      Section 9.1 Assignability by Investor. The Investor may, without the consent or approval of the Company, assign its rights and obligations under this Agreement to a

Person to whom the Investor assigns its interest in the Preferred Shares, in proportion to the percentage of Preferred Shares transferred, provided that (i) such assignee agrees in writing to be bound by the terms of this Agreement and
(ii) no such assignment shall be valid as to any Person who purchases less than ten percent (10%) of the outstanding Preferred Shares.

                      Section 9.2       Assignability by the Company.
Without the prior written consent of the Investor, in the sole and absolute discretion of the Investor, the Company may not assign or delegate its rights or obligations hereunder.

                      Section 9.3 Binding Agreement. Subject to the provisions of Sections 9.1 and 9.2, this Agreement shall be binding upon the heirs, successors and assigns of the parties.

                      ARTICLE 10  MISCELLANEOUS.

                      Section 10.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied between residents of that State entering into contracts to be performed wholly within that State.

                      Section 10.2      Notices.  All notices hereunder shall
be in writing and shall be given: (a) if to the Company, at 355 Lexington Avenue, New York, New York 10017, Attention: T. Wilson Eglin, or such other address or addresses of which the Investor shall have been given notice, with copies to Paul Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, New York 10022, Attention: Barry A. Brooks, or such other address of which the Investor shall have been given notice; and (b) if to the Investor, at Rothschild Realty Inc., 1251 Avenue of the Americas, New York, New York 10020, Attn:
Matthew Kaplan, or such other address of which the Company shall have been given notice, with copies to Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York 10022, Attention: Andre Weiss, Esq., or such other address of which the Company shall have been given notice. Any notice shall be deemed to have been given if personally delivered or sent by United States mail or by commercial courier or delivery service or by telegram or telex and shall be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, three business days after deposit in the mail, postage prepaid, (ii) if sent by United States Express Mail or by commercial courier or delivery service, one Business Day after delivery to a United States Post Office or delivery service, postage prepaid, (iii) if sent by telegram, telex or facsimile transmission, when receipt is acknowledged by answerback, and (iv) if delivered by hand, on the date of receipt.

                      Section 10.3 Entire Agreement; Amendments. This Agreement and other agreements referred to herein set forth the entire understanding of the parties hereto with respect to the subject matter hereof, and this Agreement shall not be amended except by an instrument in writing executed by the Company and the Investor.

                      Section 10.4      Remedies for Breaches of This
Agreement.

                               Section 10.4.1    Survival of Certain Provisions.
All of the representations and warranties of the Company contained in Article 4 above and all of the covenants and undertakings of the Company contained in
Article 6 above, shall survive the Closings hereunder and continue in full force and effect until April 1, 1998 (subject to any applicable statutes of limitations).

                               Section 10.4.2    Indemnification Provisions for
Benefit of the Investor. In the event the Company breaches any of its representations, warranties, and covenants contained herein, provided that the Investor makes a written claim for indemnification against the Company pursuant to Section 10.2, then the Company agrees to indemnify the Investor from and against the entirety of any Adverse Consequences the Investor may actually suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Investor, its members or Rothschild Realty Inc. may suffer after the end of any applicable survival period, provided that notice of any claim is delivered prior to the end of such survival period) resulting from, arising out of, relating to, or caused by such material breach; provided, however, that the Company's obligation to so indemnify the Investor shall not exceed the amount of funds invested by the Investor in the Company at any time a claim is made. In addition to the indemnification rights provided for herein, the Investor shall also have the right to all such remedies to which it is entitled as a matter of law or equity.

                               Section 10.4.3 Matters Involving Third Parties.

                                (i) If any third party shall notify any party
              entitled to be indemnified hereunder (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the Company (the "Indemnifying Party") under this Section 10.4, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                                (ii) Any Indemnifying Party will have the right
              to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given written notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

                                (iii) So long as the Indemnifying Party has
              assumed and is conducting the defense of the Third Party Claim in accordance with Section 10.4.3(ii) above, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party.

                                (iv) So long as the Indemnifying Party has
              assumed and is conducting the defense of the Third Party Claim in accordance with Section 10.4.3(ii) above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

                                (v) In the event none of the Indemnifying
              Parties assumes and conducts the defense of the Third Party Claim in accordance with Section 10.4.3(ii) above, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (and the

              Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Section 10.4.

                      Section 10.5 Confidentiality. The Investor and Rothschild Realty Inc. agree not to use, and that their respective representatives will not use, any Confidential Information for any purpose other than in connection with evaluating the Investment. The Investor and Rothschild Realty Inc. agree that the Confidential Information will be kept confidential by them and their respective representatives; provided, however, that (i) any of such information may be disclosed to such of their respective representatives for the purpose of evaluating the Investment (it being understood that such representatives shall be informed by us of the confidential nature of such information and the Investor and Rothschild Realty Inc. agree to be responsible for any breach of the provisions of this Section 10.5 by such representatives),
(ii) the Company may make such disclosure as is necessary under applicable securities laws, including the filing of a Current Report on Form 8-K and (iii) any disclosure of such information may be made if the Company shall consent thereto.

                      In the event that the Investor, Rothschild Realty
Inc. or any of their respective representatives are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Investor, Rothschild Realty Inc. will, to the extent permitted by law, promptly notify the Company of such request or requirement so that the Company may seek an appropriate protective order. In the event that such protective order is not obtained, the Company agrees that the Investor, Rothschild Realty Inc. or such representative may furnish that portion (and only such portion) of the Confidential Information that they are advised by counsel is legally required to be disclosed.

                      Without the prior written consent of the other party or until such time as a mutually agreeable public announcement is made, none of the Company, the Investor or Rothschild Realty Inc. will disclose to any person either the fact that discussions or negotiations are taking place concerning the Investment or any of the terms, conditions or other facts with respect to the Investment, including the status thereof, nor that the Confidential Information has been made available to the Investor.

                      Section 10.6      Lock-Up. The Investor agrees that
for a period of one year, commencing on the date of this Agreement, it shall not sell, transfer, assign, pledge or otherwise dispose of any interest in any of the Preferred Shares or any shares of Common Stock obtained upon conversion of any such Preferred Shares.

                      Section 10.7      Termination.      This Agreement may be
terminated at any time prior to the date on which all of the Preferred Shares have been sold hereunder:

                      (a) by the mutual written consent of the Investor and the Company; or

                      (b) by the Company or the Investor if the first Closing has not occurred on or prior to January ___, 1997, or if the remaining amount of Preferred Shares to be sold by the Company to the Investor pursuant to this Agreement following the initial Closing Date have not been sold by the Company to the Investor on or prior to January 1, 1998; provided that the party attempting to terminate this Agreement is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. In the event of termination by the Company or the Investor pursuant to this Section 10.7, written notice thereof shall forthwith be delivered to the other party.

                      Section 10.8 Counterparts. This Agreement may be executed in more than one counterpart, each of which may be executed by fewer than all the parties, with the same effect as if the parties executed one counterpart as of the day and year first above written.

                      IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

                                 LEXINGTON CORPORATE PROPERTIES, INC.

                                 By:_________________________________
                                          Name:
                                          Title:


                                 FIVE ARROWS REALTY SECURITIES L.L.C.


                                 By:________________________________
                                          Name:  Matthew W. Kaplan
                                          Title:    Manager

                                 Schedule 4.9.3


                                Subsequent Events


                                      None

                                  Schedule 4.10


                                  Capital Stock

                      1. The Company has reserved 800,000 shares of its Common Stock for issuance under the Company's 1993 Stock
Option Plan.

                      2. The Company has reserved 2,520,443 shares of its Common Stock for issuance to holders of units (convertible or exchangeable into Common Stock) in subsidiary partnerships upon conversion or exchange of such partnership units into Common Stock.

                      3. The Company has reserved 250,000 shares of its Common Stock for issuance under the Company's 1994
Outside Director Stock Plan.

                      4. The Company has reserved 250,000 shares of its Common Stock for issuance under the Company's 1994
Employee Stock Purchase Plan.

                                  Schedule 4.11


                                   Litigation


                                      None

                                  Schedule 4.12


                                 Benefits Plans


                      1.       The Company's 401(k) Plan.

                                  Schedule 4.17


                              Affiliate Transaction


                      1. Mr. E. Robert Roskind owns approximately $50,000 of furniture and equipment used by the Company.

                                  Schedule 4.18


                                   Liabilities


                                      None